FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Bob DeAlmeida
President & CEO
Hamilton Bank
410-823-4510

MEDIA CONTACT:
Kathy Walsh
Director of Marketing
Fallston Group, LLC
410-420-2001
kathy.walsh@fallstongroup.com

  Hamilton Bancorp, Inc. Reports Sound Earnings for the Third Quarter of Fiscal 2017

TOWSON, Md. (January 31, 2017)—Hamilton Bancorp, Inc. (the “Company”) (NASDAQ: HBK), the parent company of Hamilton Bank (the “Bank”), today announced its operating results for the three and nine month periods ending December 31, 2016 with the following highlights:

Quarterly Highlights – Quarter Ended December 31, 2016 vs. December 31, 2015

•	Net interest income increased to $3.6 million, up $886,000, or 33 percent, from $2.7 million.

•
Net income was $59,000, which included after tax costs of $104,000 in consulting and non-compete agreements associated with the Fraternity Community Bancorp, Inc. (“Fraternity”) acquisition, or $0.02 per common share compared to a loss of $127,000 or ($0.04) per common share for the 2015 period.

•
Non-GAAP net income would have been $163,000, excluding the $104,000 in after tax costs associated with the Fraternity acquisition, or $0.05 per common share compared to a profit of $70,000, or $0.02 per common share, for the comparable period a year ago, excluding $197,000 in after tax expenses associated with the acquisition of Fairmount Bancorp, Inc.

•	Efficiency ratio improved to 80.0 from 94.0 percent due to organic growth and scale.

•	Provision for loan loss was $780,000 compared to $70,000 for the 2015 period due to a charge-off in the 2016 quarter of $620,000 relating to one commercial real estate relationship.

•	A pool of performing and non-performing loans obtained through our recent acquisitions was sold during the quarter resulting in a reduced level of non-performing assets.

•	Book value per common share increased to $17.77, up three cents from $17.74.

Year-To-Date Highlights – Nine Month Period Ended December 31, 2016

•	Total assets grew to $499.8 million, up $106.9 million, or 27 percent, compared to $392.9 million at March 31, 2016.

•
Total gross loans grew to $332.3 million, up $109.5 million, or 49 percent, compared to $222.8 million at March 31, 2016.  Growth in loans was attributable to both the acquisition of Fraternity in May 2016 and organic loan growth. Total deposits grew to $408.3 million, up $94.3 million, or 30 percent, compared to $314 million at March 31, 2016. This growth included $108.9 million in acquired Fraternity deposits.

•	Nonperforming loans as a percentage of gross loans declined to 0.92 percent from 2.27 percent at March 31, 2016, a 59 percent improvement.

•
The allowance for loan loss as a percentage of nonperforming loans increased to 67.8 percent from 33.7 percent at March 31, 2016. Approximately $1.0 million was recorded through the provision for loan loss in the nine month period ending December 31, 2016 compared to $190,000 in the same nine month period a year ago.

•	Net income was $48,000, which included $767,000 in after tax branch consolidation and acquisition related expenses (including consulting and non-compete agreements), or $0.01 per common share.

•	Non-GAAP net income would have been $813,000 excluding the $767,000 in after tax branch consolidation and acquisition related expenses, or $0.26 per common share.

“We are very pleased with our core earnings from organic growth and our recent acquisitions,” said Robert DeAlmeida, President and CEO of Hamilton Bank.  “This quarter, we were able to divest problem loans inherited through our recent acquisitions, and we will continue to look for future opportunities to sell assets as appropriate.”

Balance Sheet

Total assets grew $106.9 million, or 27 percent, during the first nine months of the fiscal year to $499.8 million at December 31, 2016, compared to $392.9 million at March 31, 2016. The growth was primarily attributable to $155.3 million in assets acquired from Fraternity, net of acquisition accounting adjustments, partially offset by $25.7 million in cash used to fund the transaction.

Cash and cash equivalents at December 31, 2016 are $18.3 million compared to $67.4 million at March 31, 2016. The decline from March 31, 2016 is a result of cash used to fund the Fraternity acquisition and purchase various securities. Investments have increased $36.3 million since the beginning of the fiscal year, including an $11 million increase in the most recent quarter. Excluding funds needed for operations, management will utilize any excess cash for future loan growth.

Total gross loans grew $109.5 million, or 49 percent, to $332.3 million at December 31, 2016 from $222.8 million at March 31, 2016. This growth in large part was due to $108.9 million in merger-acquired loans. In addition, the Company experienced strong commercial and residential construction loan demand that offset run-off from our one-to four-family residential loans and acquired loans. Excluding acquired loans, commercial real estate increased $19.1 million, or just over 25 percent since March 31, 2016, while commercial business increased almost $3.0 million, or 17 percent. During the quarter, the Company also sold a pool of performing and non-performing loans obtained through our recent acquisitions that had a contractual balance of $3.2 million and a book balance of $1.4 million. These loans were identified as held for sale and written down by $15,000 to the lower of cost or fair value in the second quarter of fiscal 2017 based upon the estimated sales price. The loans were subsequently sold in October 2016 with no material impact to earnings.

Total deposits increased $94.3 million, or 30 percent, to $408.3 million at December 31, 2016, from $314.0 million at March 31, 2016. This growth included $108.9 million in merger-acquired deposits. The Company continues to focus on generating lower cost, core deposits (which includes all deposits other than certificates of deposit) and maintaining maturing certificates of deposits to support continued loan growth. Core deposits at December 31, 2016 were $148.7 million, an $8.8 million or 6.3 percent increase since March 31, 2016, excluding core deposits that were acquired. Core deposits comprised 36 percent of total deposits at December 31, 2016.

Credit Quality

Maintaining strong asset quality remains a core management objective. Non-performing loans at December 31, 2016 decreased to $3.0 million from $5.1 million at March 31, 2016 and represented 0.92 percent of gross loans, down from 2.27 percent. The decrease in dollars and percentage in part was due to the sale of $626,000 in nonaccrual loans during the third quarter (which loans were identified as loans held for sale at September 30, 2016), a $620,000 charge-off relating to one commercial real estate relationship, and an overall increase in loans from the Company’s recent acquisition. Annualized net charge-offs to average loans increased slightly to 0.28 percent in the first nine months of fiscal 2017 from 0.22 percent at March 31, 2016 as a result of the large charge-off previously mentioned. Net charge-offs year-to-date totaled $678,000, resulting from $724,000 in charge-offs and $46,000 in recoveries.

 Income Statement

GAAP results reflect a net profit of $59,000 for the third quarter, which included after tax costs of $104,000 in consulting and non-compete agreements associated with the Fraternity acquisition, or $0.02 per common share for the current quarter compared to a net loss of $127,000, or ($0.04) per common share for the quarter ended December 31, 2015.  Non-GAAP net income would have been $163,000, excluding the $104,000 in after tax costs associated with the Fraternity acquisition, or $0.05 per common share for the 2016 quarter.

Net interest income for the quarter ending December 31, 2016 was $3.6 million, up $886,000 or 33 percent from $2.7 million for the quarter ending December 31, 2015, reflecting the successful completion of our acquisition in May 2016.  The increase reflected a $1.1 million, or 35 percent, increase in interest income as average earning assets increased $130.5 million due to investment and loan growth resulting from our most recent acquisition, along with organic loan growth. Partially offsetting the increase in interest income was an increase of $251,000, or 51 percent, in interest expense over that same period. Overall, average interest-bearing liabilities increased by $126.0 million, or 47 percent, in large part due to acquisition-related growth. The net interest margin for the three months ending December 31, 2016 increased to 3.09 percent, compared to 2.97 percent in the prior quarter.

Non-interest revenue for the quarter ending December 31, 2016 was $288,000, or an increase of 23 percent, compared to $234,000 for the comparable period last year. This increase was attributable to increased revenue from bank-owned life insurance, along with slightly higher service fees and gains on sale of mortgage loans. The increases were partially offset by an $11,000 loss realized on the sale of an unoccupied branch building that was obtained as part of the Company’s acquisition of Fairmount Bancorp in 2015. There was $24,000 in gains on the sale of investment securities for the quarter ending December 31, 2016 compared to $20,000 in gains for the same period in 2015.

Non-interest expense in the quarter ended December 31, 2016 was $3.1 million, up $336,000, or 12 percent, from the quarter ended December 31, 2015, primarily reflecting the completion of our most recent acquisition. Although there are overall added expenses as a result of operating a larger financial institution, the most recent acquisition allowed us to achieve greater economies of scale as reflected in the improvement in the efficiency ratio to 80 percent in the current quarter compared to 94 percent for the quarter ending December 31, 2015. Included in non-interest expense for the current quarter was $104,000 in after tax costs relating to consulting and non-compete agreements associated with the Fraternity acquisition. Management continues to focus on reducing operating expenses and achieving higher efficiencies and economies of scale.

The Company reported a $58,000 tax benefit for the three months ending December 31, 2016 on pre-tax income of $1,000 as a result of tax-exempt income associated with bank-owned life insurance and certain municipal securities. The comparable period a year ago reflects tax expense of $234,000 on pre-tax income of $107,000. The higher tax expense for the three month period ending December 31, 2015 is a result of $197,000 in acquisition-related expenses incurred that are not tax deductible.

For the nine months ending December 31, 2016, the Company reported net income of $48,000 compared to a net loss of $210,000 for the same period a year ago that included a $407,000 gain on the sale of our Towson branch. The Company incurred $767,000 in after tax branch consolidation and acquisition related expenses (including consulting and non-compete agreements) over the first nine months of this fiscal year compared to $582,000 in after tax costs for the same period last year. Excluding the $767,000 in after tax branch consolidation and acquisition related expenses, the Company would have reported Non-GAAP net income of $813,000 or $0.26 per common share for the nine months ending December 31, 2016 compared to Non-GAAP net income of $372,000 or $0.12 per common share for the same period last year.

Capital

Average shareholders’ equity to average assets remains strong at 12 percent for the quarter ending December 31, 2016. This was down from 17 percent a year ago due to the increase in average assets resulting from the Fraternity acquisition, which was an all cash transaction and had no material impact on equity. All of the Bank’s regulatory capital ratios continued to exceed levels required to be categorized as “well capitalized.” Outstanding shares at December 31, 2016 were 3,413,646, unchanged from March 31, 2016.

Further Information

Management believes that Non-GAAP financial measures, including net income pre-acquisition related expenses and tangible book value, provide additional useful information that allows readers to evaluate the ongoing performance of the Company without regard to transactional activities. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.

Please direct all media inquiries to Kathy Walsh at 410-420-2001 or by email at kathy.walsh@fallstongroup.com. Please direct investor inquiries for Hamilton Bank to Robert DeAlmeida at 410-823-4510.

###

About Hamilton Bank

Founded in 1915, Hamilton Bank is a community bank with $500 million in assets and $61 million in regulatory capital. The bank has 75 full-time employees and operates seven branch locations across Greater Baltimore, serving the communities of Cockeysville, Pasadena, Rosedale, Towson, Ellicott City and Baltimore in Maryland. Whether online or on the corner, Hamilton Bank is a community bank that cares about its customers. www.Hamilton-Bank.com.

Member FDIC and Equal Housing Lender

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, legislative and regulatory changes that could adversely affect the business in which Hamilton Bancorp, Inc. and Hamilton Bank are engaged, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

HAMILTON BANCORP, INC.

(dollars in thousands, except share and per share data)	Three months ended December 31,		Nine months ended December 31,
Operation Statement Data:	2016	2015	2016	2015

Interest revenue	$ 4,357	$ 3,220	$ 12,411	$ 8,156
Interest expense	747	496	2,152	1,306
Net interest income	3,610	2,724	10,259	6,850
Provision for loan losses	780	70	1,040	190
Net interest income after provision for loan loss	2,830	2,654	9,219	6,660
Noninterest revenue	288	234	840	1,111
Noninterest expenses	3,117	2,781	10,076	7,656
Income (loss) before income taxes	1	107	(17)	115
Income tax (benefit) expense	(58)	234	(65)	325
Net income (loss)	$ 59	$ (127)	$ 48	$ (210)

Per share data and shares outstanding:
Net income (loss) per common share, basic and diluted	$ 0.02	$ (0.04)	$ 0.01	$ (0.07)
Book value per common share at period end	$ 17.77	$ 17.74	$ 17.77	$ 17.74
Tangible book value per common share at period end (6)	$ 15.02	$ 15.66	$ 15.02	$ 15.66
Average common shares outstanding (1)	3,176,815	3,166,470	3,176,708	3,166,230
Shares outstanding at period end	3,413,646	3,418,113	3,413,646	3,418,113

Selected performance ratios:
Return on average assets	0.05%	-0.14%	0.01%	-0.09%
Return on average equity	0.40%	-0.84%	0.11%	-0.46%
Net interest margin (2)	3.09%	3.24%	3.00%	3.06%
Efficiency ratio (3)	79.96%	94.02%	90.78%	96.17%

Average assets	$ 509,474	$ 365,986	$ 496,433	$ 322,443
Average shareholders' equity	$ 58,423	$ 60,753	$ 59,476	$ 60,869

Financial Condition Data:	December 31, 2016	March 31, 2016	December 31, 2015
	(Unaudited)	(Derived from audited)	(Unaudited)
Total assets	$ 499,835	$ 392,917	$ 368,257
Investment securities, available for sale	106,754	70,484	77,616
Loans receivable - gross (excluding loans held for sale)	332,255	222,767	229,303
Allowance for loan losses	(2,064)	(1,702)	(2,016)
Bank-owned life insurance	18,133	12,710	12,624
Other assets	44,757	88,658	50,730
Total deposits	408,324	313,994	289,041
Borrowings	26,194	14,805	16,847
Other liabilities	4,643	2,573	1,726
Total shareholders' equity	60,674	61,545	60,643

Tangible shareholders equity (Non-GAAP) (6):
Total shareholders' equity	60,674	61,545	60,643
Goodwill and other intangible assets, net	(9,393)	(7,386)	(7,121)
Tangible shareholders' equity	51,281	54,159	53,522

Asset quality ratios:
Nonperforming loans to gross loans (4)	0.92%	2.27%	2.25%
Allowance for loan losses to gross loans	0.62%	0.76%	0.88%
Allowance for loan losses to nonperforming loans	67.78%	33.70%	39.01%
Nonperforming assets to total assets (5)	0.70%	1.40%	1.52%
Net charge-offs (annualized) to average loans	0.28%	0.22%	-0.09%

Capital ratios: (bank only)
Leverage ratio	8.51%	11.78%	12.60%
Common equity tier I risk-based capital ratio	12.73%	19.06%	18.73%
Tier I risk-based capital ratio	12.73%	19.06%	18.73%
Total risk-based capital ratio	13.37%	19.81%	19.60%

(1) - Average common shares outstanding excludes shares unallocated under ESOP.
(2) - Net interest margin represents net interest income divided by average total interest-earning assets.
(3) - Efficiency ratio represents noninterest expense divided by operating revenue, consisting of net interest income plus noninterest revenue.
(4) - Nonperforming loans include both nonaccruing and accruing loans delinquent more than 90 days.
(5) - Nonperforming assets include nonperforming loans and foreclosed real estate.
(6) - The Company's management believes that the presentation of tangible book value per share provides useful information for evaluating the Company's financial condition and trends due to acqusition activity. These disclosures should not be viewed as a substitute for book value per share determined in accordance with GAAP.